Exhibit 23-a
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in Registration Statement File Nos. 33-52635, 33-58409, 333-25569, 333-80945, 333-32416, 333-56806, 333-83498, 33-52637, 333-83420, 33-58407, 333-61488, 333-61490, 333-83418, 333-66169, 333,80943, 333-88669, 333-37898, 333-40354, 333-47656, 333-56356, 333-94977, 333-91972, 333-108245, 333-108247, and 333-14702 of our reports dated December 17, 2007, with respect to the consolidated financial statements and schedule of ADC Telecommunications, Inc. and subsidiaries, and internal control over financial reporting of ADC Telecommunications, Inc., included in this Annual Report (Form 10-K) for the year ended October 31, 2007.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
December 17, 2007